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                                                                       EXHIBIT 5

                         [Palmer & Dodge LLP letterhead]

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420



                                 August 25, 1998



ArQule, Inc.
200 Boston Avenue
Medford, MA 02155

Ladies & Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by ArQule, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 78,000 shares of the Company's Common Stock, $0.01 par value (the "Shares"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legality of Common Stock" in the Prospectus filed as part thereof.

                                           Very truly yours,



                                           /s/ PALMER & DODGE LLP
                                           PALMER & DODGE LLP




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